Exhibit 10-CC

NON-EMPLOYEE DIRECTOR

NON-QUALIFIED STOCK OPTION AGREEMENT

OPTION AGREEMENT made this ___ day of ____, ____, by and between Donaldson Company, Inc., a Delaware corporation (hereinafter, together with its subsidiaries, called “Donaldson”), and _______________, a non-employee Director of Donaldson (hereinafter called “Participant”).

In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.        Donaldson irrevocably grants to the Participant the right and option to purchase all or any part of an aggregate of _____ shares of Common Stock, par value of $5.00 per share, of Donaldson. This option is granted pursuant to the Donaldson Company Non-Qualified Stock Option Program for Non-Employee Directors (the “Plan”). The Participant acknowledges receipt of a copy of the Plan.

2.        The purchase price of the shares of Common Stock subject to this option is ____ per share. The date of grant is ________.

3.        The term of this option is for the period of ten years from and after the date of grant, or such shorter period as may be provided by the provisions of the Plan.

4.        This option shall not be transferable otherwise than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant; provided, however, that notwithstanding the above, this option shall be transferable by Participant to family members and related estate planning entities.

5.        Each Annual Option Grant may be exercised by the Eligible Director under the following schedule except as otherwise provided in this Agreement. The Option may not be exercised for a period of one (1) year from the date of grant. Following that one-year period, the Option vests in equal one-third increments:

-	one-third of the shares vest on the one-year anniversary date from the date of grant;
-	one-third of the shares vest on the two-year anniversary date from the date of grant;
-	one-third of the shares vest on the three-year anniversary date from the date of grant.

The Option may be exercised as to any or all of the shares that are vested. An unvested portion of the Option shall only vest so long as:

(1)	the Eligible Director remains a Director of the Company on the date that the applicable shares vest,

(2)	the Eligible Director retires or resigns from service as a Director of the Company in accordance with the age and term limits of the Corporate Governance Guidelines of the Company, or

(3)	the Eligible Director’s service as a Director of the Company is terminated for any other reason and a majority of the members of the Board of Directors other than the Eligible Director consent to the continued vesting of such portion of the Option in accordance with the original vesting schedule.

The vesting of the Option also is subject to acceleration in the event of a Change in Control of Donaldson as defined in the Non-Employee Director Non-Qualified Stock Option Agreement.

6.        The Participant may exercise this option in whole or in part at any time during the term as specified above but not after ten years from the date of grant; provided, that if the Participant dies, this option may be exercised within three years after death, but not after ten years from the date granted, by the Participant's estate or by the person or persons who acquire the right to exercise this option by bequest, inheritance or otherwise by reason of such death. Donaldson and the Participant recognize that this Agreement in no way restricts the right of Donaldson to terminate the Participant's membership consistent with applicable Delaware laws.

7.        Subject to the terms and conditions of this Agreement, the Option may be exercised only within the Option period by serving written notice of exercise on Donaldson at its principal office which is as of this date located at 1400 W. 94th Street, Bloomington, Minnesota, Attention: Assistant Treasurer or Treasurer, or such other forms of written or electronic notice as are designated by the Company. The notice must state the number of shares being exercised and include payment in full of the purchase price. Payment of the purchase price shall be made in cash or, with the approval of Donaldson (which may be given in its sole discretion), in Common Stock of Donaldson having a fair market value equal to the full purchase price of the shares being acquired or a combination of cash and such shares. For these purposes, the fair market value of Donaldson’s Common Stock as of any date shall be as reasonably determined by Donaldson.

8.        In the event of a Change in Control of Donaldson (as defined below), any outstanding options granted under this Agreement not previously vested and exercisable shall become fully vested and exercisable and shall remain exercisable thereafter until they are either exercised or expire by their terms. The term “Change in Control” shall have the following meaning assigned to it in this Agreement. A “Change in Control” of Donaldson shall have occurred if (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Donaldson, any trustee or other fiduciary holding securities under an employee benefit plan of Donaldson or any corporation owned, directly or indirectly, by the shareholders of Donaldson in substantially the same proportions as their ownership of stock of Donaldson), either is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Donaldson representing 30% or more of the combined voting power of Donaldson's then outstanding securities, (ii) during any period of two consecutive years (not including any period prior to the effective date of this Master Plan), individuals who at the beginning of such period constitute the Board of Directors of Donaldson (the “Board”), and any new director (other than a director designated by a person who has entered into an agreement with Donaldson to effect a transaction described in clause (i), (iii) or (iv) of this subparagraph) whose election by the Board or nomination for election by Donaldson's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof, unless the approval of the election or nomination for election of such new directors was in connection with an actual or threatened election or proxy contest, (iii) the shareholders of Donaldson approve a merger or consolidation of Donaldson with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Donaldson outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of Donaldson or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Donaldson (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 30% of the combined voting power of Donaldson’s then outstanding securities or (iv) the shareholders of Donaldson approve a plan of complete liquidation of Donaldson or an agreement for the sale or disposition by Donaldson of all or substantially all of Donaldson's assets or any transaction having a similar effect.

9.        If all or any portion of the option is exercised subsequent to any stock dividend or split, recapitalization, consolidation, or the like, occurring after the date hereof, as a result of which securities of any class shall be issued in respect of outstanding shares of Common Stock, or shares of Common Stock shall be changed into the same or a different number of shares or other securities of the same or other class or classes, then the Board of Directors shall determine if any equitable adjustment is necessary to protect the Participant against dilution and shall determine the terms of such adjustment, if any. In the case of any stock dividend or split effected after the date hereof, the number of shares to be granted hereunder shall be automatically adjusted to prevent dilution of the potential benefits intended to be made available hereunder.

IN WITNESS WHEREOF, Donaldson and the Participant have duly executed this Agreement as of the day and year first above written.

DONALDSON COMPANY, INC.		PARTICIPANT

By:
	Name	Name
Its: